Exhibit 99.2

Form of Performance Unit Award Notice

A. Participant:

B. Grant Date:

C. Performance Period:

D. Aggregate Target Dollar Award:

E. Initial Value Per Performance Unit:

F. Aggregate Target Performance Units:

G. Performance Measures:

1.	Growth in Diluted Earnings per Share: The compounded annual growth rate in L-3’s diluted EPS (as defined under the 1999 Long Term Performance Plan). Subject to the terms of the Performance Unit Agreement, the Compensation Committee shall adjust results for extraordinary items.

Portion of Aggregate Target Award for this Performance Measure:

Target Units for this Performance Measure:

Performance Scale:

Performance Levels	EPS Growth Rate	Cumulative EPS Required

Maximum

Target

Threshold
Below Threshold

In the event that the level of actual performance exceeds the Threshold and falls between two of the stated performance levels listed above, the Unit Multiplier will be calculated on a straight-line basis between the two stated Unit Multipliers for those performance levels.

Payment Method: Shares of L-3 stock. Subject to the terms of the Performance Unit Agreement, the number of shares will be determined by multiplying (1) the Target Units for this Performance Measure, by (2) the applicable Unit Multiplier.

2.	Relative Total Shareholder Return: The Company’s Total Stockholder Return (as defined under the 1999 Long Term Performance Plan) (‘‘TSR’’) compared to the returns of a comparison group of companies (see Appendix 1). This measure will be assessed by determining L-3’s relative percentile positioning on TSR versus companies included in the comparison group.

Portion of Aggregate Target Award for this Performance Measure:

Target Units for this Performance Measure:

Exhibit 99.2

Performance Scale:

Performance Levels	Relative TSR	Unit Multiplier

Maximum

Target
Threshold
Below Threshold

In the event that the level of actual performance exceeds the Threshold and falls between two of the stated performance levels listed above, the Unit Multiplier will be calculated on a straight-line basis between the two stated Unit Multipliers for those performance levels.

Payment Method: Cash. Subject to the terms of the Performance Unit Agreement, the cash amount will be determined by multiplying (1) the Target Units for this Performance Measure, by (2) the applicable Unit Multiplier, by (3) the fair market value per share of L-3 common stock at end of the Performance Period.

The companies included for the Total Shareholder Return assessment are those in the S&P Aerospace & Defense Index, excluding L-3. This list will be modified by the Compensation Committee to reflect any changes to companies included in the Index.